Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

Agree Realty Provides Rent Collections Update

Provides August Rent Collections and Update on July & Second Quarter Rent Collections

Bloomfield Hills, MI, September 3, 2020 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced its progress on August rent collections and provided an update on July and second quarter rent collections.

As of September 2, 2020, the Company has received August rent payments from 96% of its portfolio and entered into August deferral agreements with tenants representing 2% of August rents. The Company has received July rent payments from 95% of its portfolio and entered into July deferral agreements with tenants representing 3% of July rents.

The Company has received second quarter rent payments from 91% of its portfolio and entered into deferral agreements representing 3% of second quarter rents.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of June 30, 2020, the Company owned and operated a portfolio of 936 properties, located in 46 states and containing approximately 18.4 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

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Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190